UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   ------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report                                            Commission File Number
June 16, 2000                                             0-22376



                                  HOME BANCORP
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             (Exact name of registrant as specified in its charter)



         Indiana                                        35-1906765
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State or other jurisdiction                   I.R.S. Employer  Identification
incorporation                                     Number


132 East Berry Street, P.O. Box 989
Fort Wayne, Indiana                                            46801-0989
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       Registrant's telephone number, including area code: (219) 422-3502
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

Item 5.  Other Events


         On June 16, 2000 Home Bancorp and Old Kent Financial Corporation jointly released the following press release:

         Grand Rapids, Michigan - David J. Wagner, Chairman, President and CEO of Old Kent Financial Corporation, and C. Philip Andorfer, Chairman of Home Bancorp, announced today that they have signed a definitive agreement for the acquisition of Home Bancorp by Old Kent.

         Home Bancorp, the holding company for Home Loan Bank fsb, is headquartered in Fort Wayne, Indiana, and had assets of $403 million and deposits of $353 million at March 31, 2000. Home Loan Bank serves Allen and Adams Counties from 10 banking locations; seven in Fort Wayne, two in Decatur and one branch in New Haven.

         Mr. Wagner stated, "We are very pleased by this natural extension of our franchise into these attractive Indiana markets." Fort Wayne, the 2nd largest city in Indiana, is located in one of the fastest growing counties in the state and was ranked among the top 50 best small metro areas in America for starting and growing a business by INC. magazine (12/99).

         Mr. Andorfer commented, "We view the transaction as being beneficial to Home Bancorp's customers and shareholders. Old Kent offers a broad array of products and services, and is highly committed to its customers and the communities it serves. In addition, Old Kent has historically delivered excellent shareholder value as evidenced by its ten year total annual return to shareholders of 21%."

         The merger is subject to the customary approvals by Home Bancorp shareholders and by regulatory authorities. This transaction is expected to be completed during the fourth quarter of 2000.

         The merger will be treated as a "purchase" transaction for accounting purposes, and as a tax free exchange of shares. Home Bancorp shareholders will receive approximately 1.3 million shares of Old Kent stock, using an exchange ratio of 0.6614 for each share of Home Bancorp ($19.59 per share based on Old Kent's closing price on June 15, 2000). The total value of the transaction would be $39 million.

         Old Kent is a financial holding company headquartered in Grand Rapids, Michigan, with a 41 year history of consecutive increases in annual per share earnings and dividends. It operates nearly 300 banking offices in Michigan, Illinois and Indiana as well as a national mortgage franchise. At April 1, 2000, Old Kent had total assets of approximately $21 billion.


                                       (1)

                                   SIGNATURES


       Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                             HOME BANCORP
                                                        -----------------------
                                                             (Registrant)



                June 20, 2000                      /s/ Donald E. Thornton
       Date  -------------------                   ----------------------------
                                                   Donald E. Thornton
                                                   Senior Vice President